MAUI LAND & PINEAPPLE COMPANY, INC.

        EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT

                      Gary L. Gifford
                       President/CEO

ARTICLE I.          ESTABLISHMENT AND PURPOSE.

     1.1 Effective Date. This Executive Change-in-Control Severance Agreement (the "Agreement") is made and entered into and is effective as of this 13th day of March, 1998 ("Effective Date"), by and between Maui Land & Pineapple Company, Inc. ("ML&P"), a Hawaii corporation, and
Gary L. Gifford ("Executive") of ML&P and its Subsidiaries. This Agreement shall supersede and replace any prior severance agreement entered into between ML&P and the Executive.

     1.2 Term of the Agreement. The Agreement shall commence as of the Effective Date written above, and shall continue until the Board of Directors of ML&P ("Board") determines, in good faith and in its sole discretion, that the Executive is no longer to be included in the Plan and so notifies in writing the Executive during the term of this Agreement of such determination.

          Provided, however, in the event that a Change in Control of ML&P or its Subsidiaries, as defined in Section 2.1 herein, occurs during the term of this Agreement, this Agreement shall remain irrevocably in effect for the greater of thirty-six (36) months from the date of such Change in Control, or until all benefits have been paid to the Executive hereunder.

          Further, in the event that the Board has knowledge that a third party has taken steps reasonably calculated to effect a Change in Control of ML&P or its Subsidiaries, including, but not limited to the commencement of a tender offer for the voting stock of ML&P, or the circulation of a proxy to ML&P's shareholders, then this Agreement shall remain irrevocably in effect until the Board, in good faith, determines that such third party has fully abandoned or terminated its effort to effect a Change in Control of ML&P or its Subsidiaries.

     1.3 Purpose of the Agreement. The purpose of this Agreement pursuant to the Plan, is to advance the interests of ML&P and its Subsidiaries by assuring that ML&P and its Subsidiaries shall have the continued employment and dedication of the Executive and the availability of his advice and counsel in the event that an acquisition or Change in Control of ML&P or its Subsidiaries occurs. This Agreement shall also assure the Executive of equitable treatment during the period of uncertainty that surrounds an acquisition or Change in Control, and allow the Executive to act at all times in the best interest of ML&P and its shareholders.

     1.4 Contractual Right to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits which he or she is entitled hereunder, enforceable by the Executive against ML&P. However, nothing herein shall require ML&P to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments hereunder.

     1.5 Legal Status. This Agreement shall be considered an unfunded agreement to provide welfare benefits to a select group of management or highly compensated employees and is therefore intended to be a "top-hat" plan exempt from the requirements of the provisions of Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

ARTICLE II.    DEFINITIONS AND CONSTRUCTION.

     2.1 Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

               a. "Base Salary" means the annualized salary at the beginning of each Year, which includes all regular basic wages, before reduction for any amounts deferred on a tax-qualified or nonqualified basis, payable in cash to an Executive for services rendered to ML&P or its Subsidiaries during the Year. Base Salary shall exclude bonuses, incentive compensation, special fees or awards, commissions, allowances, or any other form of premium or incentive pay, or amounts designated by ML&P or its Subsidiaries as payment toward or reimbursement of expenses.

               b. "Beneficial Owner" shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

               c. "Beneficiary" with respect to an Executive means the persons or entities designated or deemed designated by the Executive pursuant to Section 8.2 herein.

               d.   "Board" means the Board of Directors of
     ML&P.

               e.   "Change in Control" of ML&P or its
     Subsidiaries means any one or more of the following occurrences:

                    (1)  Any Person, including a "group" as
          defined in Section 13 (d)(3) of the Exchange Act, who is not at the date of this Agreement the beneficial owner of shares of the given entity having 25% or more of the total number of votes that may be cast for the election of Directors of such entity, becomes the beneficial owner (including acquisition of beneficial ownership resulting from formation of a "group") of shares of such entity having 25% or more of such voting power;

                    (2)  Any Person, including a "group" as
          defined in Section 13(d)(3) of the Exchange Act, who is not at the date of this Agreement the beneficial owner of shares of a given entity having 50% or more of the total number of votes that may be cast for the election of Directors of such entity, becomes the beneficial owner (including acquisition of beneficial ownership resulting from formation of a "group") of shares of such entity having 50% or more of such voting power;

                    (3)  As the result of, or in connection
          with any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were Directors of the given entity before the transaction shall cease to constitute a majority of the Board of Directors of such entity or any successor to such entity;

                    (4)  A merger or consolidation of the given
          entity in which such entity is not the surviving entity; or

                    (5)  The sale, transfer, or other
          disposition of all or substantially all of the assets of the given entity (and for this purpose, the term "substantially all" shall mean assets having a fair market value, whether or not realized in the transaction, that is 50% or more of the aggregate fair market value of all assets of such entity); or in the case of a Subsidiary the sale, transfer or other disposition (other than to a direct or indirect wholly owned subsidiary of M&LP) of securities that immediately prior to such transaction constituted 50% or more of such Subsidiary's outstanding voting securities.

               f.   "Committee" means the Compensation
     Committee of the Board of Directors of ML&P or any other committee appointed by the Board to administer this Agreement.

               g.   "Disability" means a physical or mental
     condition which renders an Executive unable to discharge his normal work responsibility with ML&P or its Subsidiaries and which, in the opinion of a licensed physician selected by the Executive, subject to reasonable approval by the Committee based upon sufficient medical evidence, can be reasonably expected to continue for a period of at least one full calendar year. If an Executive fails to select a physician within ten (10) business days of a written request made by ML&P, then ML&P may select a physician for purposes of this paragraph.

               h.   "Effective Date" means the date the
     Agreement is approved by the Board, or such other date as the Board shall designate in its resolution approving the Agreement, and as provided in Section 1.1 herein.

               i. "Effective Date of Termination" means the date on which a Qualifying Termination occurs.

               j.   "ERISA" means the Employee Retirement
     Income Security Act of 1974, as amended from time to time, or any successor act thereto.

               k.   "Expiration Date" means the date the
     Agreement expires, as provided in Section 1.2 herein.

               l.   "Just Cause" means the basis for a
     termination of an Executive's employment by ML&P or its Subsidiaries for which no Severance Benefits are payable hereunder, as provided in Article IV herein.

               m. "ML&P" means Maui Land & Pineapple Company, Inc., a Hawaii corporation, or any successor thereto that adopts the Agreement, as provided in Section 8.1 herein.
               n.   "Normal Retirement Date" shall mean the
     date on which the Executive attains age 65.

               o. "Person" shall have the meaning ascribed to such terms in Section 3 (a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d); provided that for purposes of Section 2.1(e) "Person" shall not include any entity that is a direct or indirect wholly owned subsidiary of ML&P.

               p.   "Qualifying Termination" means a
     termination of the Executive's employment by ML&P or its Subsidiaries as described in Section 3.2 herein.

               q. "Severance Benefit" means the payment of severance compensation as provided in Article III herein.

               r.   "Subsidiaries" means Maui Pineapple
     Company, Ltd. and Kapalua Land Company, Ltd.

               s.   "Year" means the consecutive 12-month
     period beginning each January 1 and ending December 31.

     2.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

     2.3 Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

     2.4 Modification. No express provisions of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to by the Executive in writing and approved by the Compensation Committee of the Board of Directors.

     2.5 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Hawaii shall be the controlling law in all matters relating to the Agreement without regard to the conflicts of law principles in such laws.

ARTICLE III.   SEVERANCE BENEFITS.

     3.1 Right to Severance Benefits. The Executive shall be entitled to receive from ML&P Severance Benefits as described in Section 3.4 herein, if there has been a Change in Control of ML&P or its Subsidiaries, as defined in Section 2.1(e) herein, and if, within thirty-six (36) months thereafter, the Executive's employment with ML&P or its Subsidiaries shall end for any reason specified in Section 3.2 herein as being a Qualifying Termination. An Executive shall not be entitled to receive Severance Benefits if the Executive's employment with ML&P or its Subsidiaries ends due to an involuntary termination by ML&P or its Subsidiaries for Just Cause, as provided under
Article IV herein, or if the Executive's employment terminates due to death or Disability.

     3.2 Qualifying Termination. The occurrence of any one or more of the following events within thirty-six (36) calendar months after a Change in Control of ML&P or its Subsidiaries shall cause the payment of Severance Benefits to the Executive, as provided under Section 3.4 herein:

               a.   ML&P's or its Subsidiaries' involuntary
     termination of the Executive's employment without Just
     Cause, as defined in Article IV herein;

               b.   The Executive's voluntary employment
     termination from ML&P or its Subsidiaries for Good Reason, as defined by Section 3.3 herein;

               c.   A successor entity fails or refuses to
     assume ML&P's or its Subsidiaries' obligations under this Agreement in their entirety, as required by Article VIII herein; or

               d.   ML&P or any successor entity commits a
     material breach of any of the provisions of this Agreement.

     3.3 Definition of Good Reason. "Good Reason" means, without the Executive's express written consent, the occurrence after a Change in Control of ML&P or its Subsidiaries of any one or more of the following:

               a. The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices, titles and reporting requirements) as an executive and/or officer of ML&P or its Subsidiaries, or a material reduction of the Executive's authorities, duties, or responsibilities from those in effect as of ninety (90) days prior to the Change in Control, other than an act that is remedied by ML&P or its Subsidiaries promptly after receipt of notice thereof given by the Executive (provided, however, that "Good Reason" shall not include the events described in the preceding portions of this paragraph (a) if the changes described therein have been approved by a majority of the board of directors of ML&P and also by a number of such directors who comprised at least a majority of the directors of ML&P 90 days prior to the Change In Control);

               b.   ML&P or its Subsidiaries requiring the
     Executive to be based at a location in excess of seventy-five (75) miles from the location of the Executive's principal job location or office immediately prior to the Change in Control; except for required travel on company business to an extent substantially consistent with the Executive's then present business travel obligations;

               c. A more than ten percent (10%) reduction by ML&P or its Subsidiaries of the Executive's annual rate of Base Salary in effect as of ninety (90) days prior to the Change in Control;

               d. The failure of ML&P or its Subsidiaries to continue in effect any of ML&P's or its Subsidiaries' annual incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Executive participates as in effect prior to the Change in Control, unless such failure to continue the plan, policy, practice or arrangement pertains to all plan participants generally; or the failure by ML&P or its Subsidiaries to continue the Executive's participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants and commensurate with the Executive's responsibility and duties; and

               e. The failure of ML&P or its Subsidiaries to obtain a satisfactory agreement from any successor to ML&P or its Subsidiaries to assume and agree to perform ML&P's or its Subsidiaries' obligations under this Agreement, as contemplated in Article VIII herein.

     3.4 Description of Severance Benefits. In the event that an Executive becomes entitled to receive Severance Benefits, as provided in Section 3.1 herein, ML&P shall pay to the Executive and provide him with the following:

               a.   An amount equal to 2.99 times the
     Executive's annual rate of Base Salary in effect upon the Effective Date of Termination; and

               b.   A payout under the ML&P Annual Incentive
     Plan, in accordance with the terms of such plan; and

               c. A continuation of all welfare benefits at normal employee cost including medical and dental insurance, long-term disability, group term life insurance, and accidental death & dismemberment insurance for three (3) full years from the Effective Date of Termination or until the Executive reaches his Normal Retirement Date, whichever occurs earlier. In the event that participation in any one or more of the welfare benefits is not possible under the terms of the governing welfare benefit provisions or due to the modification or elimination of the welfare benefits, ML&P shall provide substantially identical welfare benefits at the normal employee cost of the affected welfare benefits. However, these benefits shall be discontinued prior to the end of the three (3) years in the event the Executive receives substantially similar benefits from a subsequent employer, as determined by the Committee. The right of the Executive and his spouse and other dependents to continued group health coverage under Section 4980B of the Internal Revenue Code of 1986, as amended ("Code"), shall commence at the end of the applicable Severance Benefits period. Unless otherwise provided under this Agreement, the applicable Severance Benefits period shall be treated as if it were a period of employment with ML&P or its Subsidiaries for purposes of determining rights and benefits under any retirement plan or other plan or program and shall be treated as a period of covered employment under such plan or other plan or program if the Executive was in covered employment immediately prior to the Change in Control, provided that, if such treatment is not possible under the terms of such plan or other plan or program, ML&P shall directly provide substantially identical benefits attributable to the crediting of the Severance Benefits period.

     3.5 Reduction of Severance Benefits. In the event there are fewer than thirty-six (36) whole or partial months remaining from the Executive's Effective Date of Termination until the Executive's Normal Retirement Date, then the amounts provided for under Section 3.4(a) above shall be reduced by a fraction, the numerator of which shall be the number of whole or partial months remaining until the Executive's Normal Retirement Date, and the denominator of which shall be thirty-six (36).

     3.6 Special Retirement Benefits. The Executive shall receive special retirement benefits as provided below, so that the total retirement benefits that the Executive receives will equal the retirement benefits that the Executive would have received under the Maui Land & Pineapple Company, Inc. Pension Plan for Non-Bargaining Unit Employees ("Retirement Plan"), Maui Land & Pineapple Company, Inc. Supplemental Executive Retirement Plan, and the Maui Land & Pineapple Company, Inc. Executive Supplemental Insurance Plan/Executive Deferred Compensation Plan (collectively, "Plans"), or any successor Plans or arrangements to such Plans, had the Executive continued in the employ of ML&P and its Subsidiaries for three (3) years following the Executive's Effective Date of Termination (or until his Normal Retirement Date, whichever is earlier) but without regard to any ancillary benefits. The amount of special retirement benefits payable hereunder to the Executive or his beneficiaries shall equal the excess of the amount specified in (a) over the amount specified in (b) below.

               a.   The total retirement benefits on an
     actuarial equivalent single-life basis would be paid to the Executive if the three (3) years (or the period to his Normal Retirement Date, if less) following the Executive's Effective Date of Termination are added to his credited service under the Plans.

               b. The total retirement benefits actually paid on an actuarial equivalent single-life basis to the Executive under the Plans.

          Such special retirement benefits shall be paid at the same time and in the same form (e.g., actuarial equivalent single-life or contingent annuitant basis) as the Executive's retirement benefits under the Plans. The special retirement benefits shall be paid by the Plans or, if the terms of such Plans do not provide for such benefits, the special retirement benefits shall be paid directly by ML&P. The actuarial equivalent of special retirement benefits shall be determined in accordance with the factors provided under the Retirement Plan.

     3.7 Outplacement Services. In the event that the Executive becomes entitled to receive Severance Benefits as provided in Section 3.1 herein, the Executive shall be entitled, at the expense of ML&P, to receive standard outplacement services as selected by the Executive, for a period of up to thirty-six (36) months from the Effective Date of Termination. However, such services shall not exceed a maximum annual benefit of ten percent (10%) of the Executive's annual rate of Base Salary as of the Effective Date of Termination.

     3.8 Incentive Compensation. In the event that the Executive becomes entitled to receive Severance Benefits as provided in Section 3.1 herein, any deferred awards previously granted to the Executive under ML&P's or its Subsidiaries' incentive compensation plans and not previously paid to the Executive shall immediately vest on the date of the Executive's Effective Date of Termination and shall be paid no later than ninety (90) calendar days following that date, and be included as compensation in the month paid.

ARTICLE IV.    DISQUALIFICATION FROM RECEIPT OF BENEFITS.

          No Severance Benefits shall be payable to the Executive under this Agreement in the event the Executive is terminated by ML&P or its Subsidiaries for Just Cause. For this purpose, Just Cause shall mean willful, malicious conduct by the Executive which is detrimental to the best interests of ML&P, including theft, embezzlement, the conviction of a criminal act, disclosure of trade secrets, a gross dereliction of duty, or other grave misconduct on the part of the Executive which is substantially injurious to ML&P or its Subsidiaries. Just Cause also shall include the failure of the Executive to perform any and all covenants under this Agreement.

ARTICLE V.     FORM AND TIMING OF SEVERANCE BENEFITS.

     5.1 Form and Timing of Severance Benefits. The Severance Benefits described in Section 3.4(a) and (b) herein, shall be paid by ML&P in cash to the Executive in a single lump sum as soon as practicable following the Executive's Effective Date of Termination, but in no event beyond ninety (90) calendar days from such date.

          The Severance Benefits described in Section 3.4 (c) herein shall be provided by ML&P to the Executive immediately upon the Executive's Effective Date of Termination and shall continue to be provided for three (3) full calendar years from the Executive's Effective Date of Termination or until the Executive reaches his Normal Retirement date, whichever occurs earlier. However, the Severance Benefits described in Section
3.4 (c) herein shall be discontinued prior to the end of the three (3) year period immediately upon the Executive receiving substantially similar benefits from a subsequent employer, as determined by the Committee.

     5.2 Withholding of Taxes. ML&P or its Subsidiaries shall withhold from any amounts payable under this Agreement all Federal, state, city or other taxes as legally shall be required.

ARTICLE VI.    PARACHUTE PAYMENTS.

     6.1 Determination of Alternative Severance Benefit Limit. Notwithstanding any other provision of this Agreement, if any portion of the Severance Benefits or any other payment under this Agreement, or under any other agreement with, or plan of, ML&P (in the aggregate "Total Payments") would constitute an "excess parachute payment," then the payments to be made to the Executive under this Agreement shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be one dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code, or which ML&P may pay without loss of deduction under Section 280G(a) of the Code. However, such reduction in Severance Benefits shall apply if, and only if, the resulting Severance benefits with such reduction is greater in value to the Executive than the value of the Severance Benefits without a reduction, net of any tax imposed on the Executive pursuant to
Section 4999 of the Code. For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to such terms in Section 280G of the Code, and such "parachute payments" shall be valued as provided therein.

     6.2 Procedure for Establishing Alternative Limitation. Within fifteen (15) calendar days following delivery of the notice of Qualifying Termination or notice by ML&P to the Executive of its belief that there is a payment or benefit due the Executive which will result in an "excess parachute payment" as defined in Section 280G of the Code, the Executive and ML&P, at ML&P's expense, shall obtain the opinion of ML&P's principal outside law firm, accounting firm, and/or compensation and benefits consulting firm, which sets forth:
(a) the amount of the Executive's "annualized includible compensation for the base period" (as defined in Section 280G(d)(1) of the Code); (b) the present value of the Total Payments; and (c) the amount and present value of any "excess parachute payment."

          In the event that such opinion determines that there would be an "excess parachute payment," such that a reduction in the Severance Benefits would result in a greater net benefit to the Executive (as provided in Section 6.1 herein), then the Severance Benefits hereunder or any other payment determined under the opinion to be includible in Total Payments shall be reduced or eliminated so that, on the basis of calculations set forth in such opinion, there will be no "excess parachute payment". The reduction or elimination of specific payments shall apply to such type and amount of specific payments as may be designated by the Executive in writing delivered to ML&P within ten (10) calendar days of receipt of the opinion, or if the Executive fails to so notify ML&P, as may be reasonably determined by ML&P.

          The provisions of this Section 6.2, including the calculations, notices, and opinion provided herein, shall be based upon the conclusive presumption that the following amounts are reasonable: (a) the compensation and benefits provided for in Article III herein; and (b) any other compensation earned prior to the Effective Date of Termination by the Executive pursuant to ML&P's compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control).

     6.3 Subsequent Imposition of Excise Tax. If, notwithstanding compliance with the provisions of Sections 6.1 and 6.2 herein, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of the Total Payments is considered to be a "parachute payment", subject to excise tax under Section 4999 of the Code, which was not contemplated to be a "parachute payment" at the time of payment (so as to accurately determine whether a limitation should have been applied to the Total Payments to maximize the net benefit to the Executive, as provided in Sections 6.1 and 6.2 herein), the Executive shall be entitled to receive a lump sum cash payment sufficient to place the Executive in the same net after-tax position, computed by using the "Special Tax Rate" as such term is defined below, that the Executive would have been in had such payment not been subject to such excise tax, and had the Executive not incurred any interest charges or penalties with respect to the imposition of such excise tax. For purposes of this Agreement, the "Special Tax Rate" shall be the highest effective Federal and state marginal tax rates applicable to the Executive in the year in which the payment contemplated under this Section 6.3 is made.

ARTICLE VII.   OTHER RIGHTS AND BENEFITS NOT AFFECTED.

     7.1 Other Benefits. Neither the provisions of this Agreement nor the Severance Benefits provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive's rights as an employee of ML&P or its Subsidiaries, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement, or other plan or arrangement.

     7.2 Employment Status. This Agreement does not constitute a contract of employment or impose on ML&P or its Subsidiaries any obligation to retain the Executive as an employee, to change the status of the Executive's employment, or to change ML&P's or its Subsidiaries' policies regarding termination of employment. The Executive serves as an employee of ML&P or its Subsidiaries, and this Agreement shall not create an employment relationship between ML&P or its Subsidiaries and the Executive.

ARTICLE VIII.  SUCCESSORS.

     8.1 Successors. ML&P or its Subsidiaries will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of ML&P or its Subsidiaries, or any division or subsidiary thereof to expressly assume and agree to perform this Agreement in the same manner and to the same extent that ML&P or its Subsidiaries would be required to perform it if no such succession had taken place. Failure of ML&P or its Subsidiaries to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from ML&P or its Subsidiaries in the same amount and on the same terms as they would be entitled hereunder if terminated voluntarily following a Change in Control. Except for the purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Effective Date of Termination.

          This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If an Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

     8.2 Beneficiaries. In the event of the death of the Executive, all unpaid amounts payable to the Executive under this Agreement shall be paid to his or her Beneficiary. The Executive's spouse and other dependents shall continue to be covered by all applicable welfare benefits during the remainder of the Severance Benefits period, if any, pursuant to
Section 3.4.c (unless payments at death are specified by the applicable welfare benefits provisions). The Beneficiary of the Executive's Severance Benefits under this Agreement shall be designated by the Executive in the form of a signed writing acceptable to the Committee. An Executive may make or change such designation at any time.

ARTICLE IX.    ADMINISTRATION.

     9.1 Administration. The Compensation Committee of the Board of Directors shall administer this Agreement. The Committee is authorized to interpret this Agreement, to prescribe and rescind rules and regulations, to provide conditions and assurances deemed necessary and advisable, to protect the interest of ML&P or its Subsidiaries, and to make all other determinations necessary or advisable for the Agreement's administration. In fulfilling its administrative duties hereunder, the Committee may rely on outside counsel, independent accountants, or other consultants to render advice or assistance.

     9.2 Indemnification and Exculpation. The members of the Board, its agents and officers, directors and employees of ML&P and its Subsidiaries shall be indemnified and held harmless by ML&P and its Subsidiaries against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Agreement and against and from any and all amounts paid by them in settlement (with ML&P's written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability or expense is due to such person's gross negligence or willful misconduct.

     9.3 Legal Fees. ML&P shall pay all reasonable legal fees, costs of litigation and other expenses incurred in good faith by the Executive as a result of ML&P's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of ML&P's contesting the validity, enforceability or interpretation of the Agreement. Provided, however, that such payments shall not exceed the amount permitted by law and ML&P's Articles of Incorporation.

          IN WITNESS WHEREOF, ML&P has caused this Agreement to be executed by a resolution of the Board of Directors, as of the day and year first above written.

                            MAUI LAND & PINEAPPLE COMPANY, INC.


                            By  /S/ ADELE H. SUMIDA
                                  Its  Secretary

                               /S/ GARY L. GIFFORD
                                 GARY L. GIFFORD
                                        "Executive"

ATTEST:
/S/ IRIS Y. MATSUMOTO